Exhibit 99.5
Trinity Industries, Inc.
Earnings Release Conference Call – Q1 2019
Comments of Melendy E. Lovett
Senior Vice President and Chief Financial Officer
April 25, 2019
Thank you, Eric, and good morning everyone.
Yesterday following market close, the Company reported first quarter revenues of $605 million and earnings per share from continuing operations of $0.24. The earnings improvement resulted in a 167% increase year over year, and a 26% increase quarter over quarter. I echo Tim and Eric’s regard and praise for the team’s outstanding performance and strong start for the year. Following this conference call, we will file our quarterly 10-Q with additional information on our financial results.
As you have heard from Tim and Eric, we are excited about the positive fundamentals and the opportunities we see in our end markets and our rail businesses. Our capital allocation plans and approach remain consistent with our communications following the spin-off. Investing in value-creating business opportunities that transformatively grow the lease fleet and build out our commercial fleet services, as well as enhance our manufacturing and maintenance footprint, are important elements of our growth strategy and capital allocation plans. Other important elements of our capital allocation approach are to improve returns and return capital to shareholders. We are making progress in accomplishing these goals through optimizing the Company’s capital structure and opportunistically leveraging the balance sheet to finance our investments.
During the first quarter, we made a net investment of $465 million in our owned lease fleet. Approximately half of this investment was in new railcars from manufacturing while the remainder was primarily the exercise of the sale-leaseback early purchase option we disclosed in February. We also built up inventory in preparation for our planned production ramp up and build out of capacity. We expect inventory to decline through the balance of the year.
As expected, Trinity completed the previously announced $350 million accelerated share repurchase program during the first quarter, of which $70 million was settled in March. Total share repurchases during the first quarter amounted to $89 million, which included $19 million that was executed under the Company’s newly approved $350 million share repurchase authorization that expires in December of 2020. We will disclose future share repurchase activity as we report each quarter’s financial results.
We were also pleased to announce during the first quarter a 31% increase to our quarterly dividend, which will be paid to shareholders at the end of April. At the time of the announcement, the dividend increase raised our dividend yield to approximately 3%. Collectively, the dividend and share repurchase program reflect our commitment to returning capital to shareholders. These actions are supported by our financial strength and the confidence we have in our integrated platform of rail products and services.
As a result of the investments made across our businesses in the first quarter, our quarter-ending balance of cash and cash equivalents was approximately $74 million.
Subsequent to quarter end, Trinity successfully closed on the $528 million railcar asset backed securitization TRL-2019. This ABS is secured by a portfolio of $660 million railcars and their associated leases and is single ‘A’ rated by the reviewing credit rating agencies. We are extremely pleased with the level of interest from the investment community for this debt offering and the pricing at a 3.82% coupon rate. We continue to believe the debt markets appreciate and value Trinity’s ability to operate and service high-performing portfolios of railcar assets through our unique integrated rail platform.
On a pro-forma basis, this securitization brings our wholly-owned lease fleet leverage ratio to 50% as of the end of the first quarter - in line with our target of 57-59% for the year. And, it brings our corporate cash balance to approximately $130 million - in line with our target of $100 - 200 million. We still anticipate significant new railcar additions to our wholly-owned lease fleet during 2019, and we expect to finance this growth with appropriate leverage. We are making good progress to lower our overall cost of capital and align the capital structure of the lease fleet to an optimized level more typical for a leasing company.
Moving now to guidance, in yesterday’s press release, Trinity reiterated annual EPS guidance from continuing operations of $1.15 to $1.35 for 2019, resulting in growth of 64% to 93% year over year. We continue to expect profit from continuing operations to increase throughout the year as we add railcars to our lease fleet, ramp up railcar unit deliveries, and begin delivering railcars from the manufacturing backlog that were priced in more recent market conditions. The timing of railcar sales from the lease fleet is difficult to predict and incorporates considerations in working with our investment partners and analyzing other secondary market factors. We now expect the majority of railcar sales from the lease fleet to occur in the second half of 2019.
While our earnings guidance for the Company did not change, there were slight adjustments to the business and the corporate forecasts. We now expect slightly higher revenues from operations in the Railcar Leasing and Management Services Group, between $775 million and $790 million and operating profit between $320 million and $330 million in 2019. The improvement in revenue and profit is mainly attributable to growth in the lease fleet and modestly improving average lease rates. Our expectations for proceeds from sales of leased railcars from the lease fleet to RIV partners and the secondary market remains the same at $350 million, leaving a little over $300 million to complete through the balance of the year. Certain of the proceeds will be included in segment revenue once the determination of assets is finalized. As a reminder, in our earnings guidance, we have leases with a purchase option (referred to as sales-type leases for accounting purposes). We are required to account for these as sales per the lease accounting rules, and we expect this to add an additional $160 million in revenue. The gain on all of these sales transactions will be attributed to the total Leasing segment profit, and our EPS guidance range incorporates these assumptions.
Moving to the Rail Products Group, we continue to expect revenue and operating profit to be $3.1 billion to $3.3 billion with a 9% to 9.5% operating margin. This includes railcar delivery units of 23,500 to 25,500 railcars. Our Rail Products Group margin reflects improving manufacturing efficiencies with higher unit deliveries and broad demand for our products across end markets.
We have slightly lowered our Corporate Expenses guidance range to $110 to $120 million as a result of progress we are making in our cost optimization efforts and favorable recoveries during the quarter. Our guidance includes elevated litigation-related expenses continuing through the year as we work to close out the follow-on lawsuits resulting from the federal qui-tam litigation. As a reminder, our guidance for Corporate Expenses also includes transition and stranded costs related to the spin-off and separation of Arcosa. We are working diligently to ensure that our corporate expenses are aligned with Trinity’s go-forward business model. We will continue to update you on our cost optimization progress in future earnings calls.
Regarding revenue and profit eliminations, given orders received during the first quarter and ongoing visibility to leasing customers' railcar equipment needs, we now forecast Rail Products Group revenue eliminations of $1.5 billion and profit eliminations of $175 million. As a reminder, the revenue and profit asso ciated with these investments reflect the market-based transfer pricing for intercompany transactions between our railcar leasing and products business segments.
Regarding our net lease fleet investment, considering the additional railcars we expect to add to the lease fleet, and the anticipated proceeds from secondary market sales and purchases we expect total net lease fleet investment to remain at $1.2 billion to $1.4 billion for 2019.
In addition to our planned leasing capital expenditures, our manufacturing and corporate capital expenditures forecast remains at $90 million to $110 million, primarily made up of facility expansions and improvements to meet our product delivery commitments.
As part of our plan to improve our financial performance, our objective is to narrow the variability of Trinity’s earnings and returns from year to year as we drive our returns higher through the railcar cycles. Our goals for 2019 are focused short term on improving earnings and focused long term on improving Return on Equity and relative Total Shareholder Return. The Board and management have aligned our incentive plans with these goals, and we believe these goals are well-aligned with investor expectations. Making progress on these goals, we aim to stabilize and improve our return results, generating even more value for our shareholders.
In closing, the investments we are making in our businesses, initiatives to optimize our capital structure, and our efforts to improve returns are all aligned with our objective of driving value to shareholders over the long term. Our capital structure and financial approach are aimed at moving Trinity in the direction of being valued by investors and the capital markets as more of a leasing company.
Together, the leadership team and I are very excited about our potential for growth and improving returns, and we look forward to sharing our progress with you along the way.
We’ll now transition into the Q&A session. Operator will you please give our listeners the instructions.